PRICING SUPPLEMENT NO. 1810 Filed Pursuant to Rule 424(b)(2) Registration Statement No. 333-184193 Dated August 27, 2013 $5,724,000 Deutsche Bank AG Airbag Return Optimization Securities
Linked to the iShares® Russell 2000 ETF due August 31, 2016
Investment Description
Airbag Return Optimization Securities (the “Securities”) are unsubordinated and unsecured obligations of Deutsche Bank AG, London Branch (the “Issuer”) with returns linked to the performance of the iShares® Russell 2000 ETF (the “Fund”). If the Final Price is greater than the Initial Price, the Issuer will repay the Face Amount of the Securities at maturity and pay a return equal to 2.00 (the “Multiplier”) times the Fund Return, up to the Maximum Gain of 32.97%. If the Final Price is less than or equal to the Initial Price but greater than or equal to the Conversion Price, the Issuer will repay the full Face Amount at maturity. However, if the Final Price is less than the Conversion Price, the Issuer will deliver to you a number of shares of the Fund per $1,000 Face Amount of Securities equal to the Face Amount divided by the Conversion Price (the “Share Delivery Amount”), which will have a value of less than the Face Amount. Investing in the Securities involves significant risks. You may lose some or all of your initial investment. You will not receive dividends or other distributions paid on any component securities held by the Fund. You are accepting the risk of receiving shares of the Fund at maturity that are worth less than your initial investment. The contingent repayment of the Face Amount only applies if you hold the Securities to maturity. Any payment on the Securities, including any repayment of your initial investment at maturity, is subject to the creditworthiness of the Issuer. If the Issuer were to default on its payment obligations, you might not receive any amounts owed to you under the Securities and you could lose your entire initial investment.
Features	Key Dates
❑   Enhanced Growth Potential: At maturity, the Securities enhance any positive Fund Return up to the Maximum Gain. In this case, the Issuer will repay the Face Amount and pay a return equal to the Multiplier times the Fund Return, up to the Maximum Gain of 32.97%. If the Final Price is less than the Initial Price, investors may be exposed to the negative performance of the shares of the Fund at maturity.

❑   Downside Exposure with Contingent Repayment of Your Initial investment at Maturity — If the Final Price is less than or equal to the Initial Price but greater than or equal to the Conversion Price, Deutsche Bank AG will repay the full Face Amount at maturity, and you will not participate in any appreciation or decline in the value of the Fund. However, if the Final Price is less than the Conversion Price, Deutsche Bank AG will deliver to you a number of shares of the Fund equal to the Share Delivery Amount per Security at maturity, which is expected to be worth less than your initial investment and may have no value at all. The contingent repayment of the Face Amount only applies if you hold the Securities to maturity. Any payment on the Securities, including any repayment of your initial investment at maturity, is subject to the creditworthiness of the Issuer. If the Issuer were to default on its payment obligations, you might not receive any amounts owed to you under the Securities and you could lose your entire investment.
	Trade Date Settlement Date Final Valuation Date1 Maturity Date1	August 27, 2013 August 30, 2013 August 25, 2016 August 31, 2016
1 See page 4 for additional details.
NOTICE TO INVESTORS: THE SECURITIES ARE SIGNIFICANTLY RISKIER THAN CONVENTIONAL DEBT SECURITIES. THE ISSUER IS NOT NECESSARILY OBLIGATED TO REPAY YOUR FULL INITIAL INVESTMENT IN THE SECURITIES AT MATURITY, AND THE SECURITIES CAN HAVE THE FULL DOWNSIDE MARKET RISK OF THE FUND. THIS MARKET RISK IS IN ADDITION TO THE CREDIT RISK INHERENT IN PURCHASING AN OBLIGATION OF DEUTSCHE BANK AG. YOU SHOULD NOT PURCHASE THE SECURITIES IF YOU DO NOT UNDERSTAND OR ARE NOT COMFORTABLE WITH THE SIGNIFICANT RISKS INVOLVED IN INVESTING IN THE SECURITIES. THE SECURITIES WILL NOT BE LISTED ON ANY SECURITIES EXCHANGE.
YOU SHOULD CAREFULLY CONSIDER THE RISKS DESCRIBED UNDER “KEY RISKS” BEGINNING ON PAGE 5 OF THIS PRICING SUPPLEMENT BEFORE PURCHASING ANY SECURITIES. EVENTS RELATING TO ANY OF THOSE RISKS, OR OTHER RISKS AND UNCERTAINTIES, COULD ADVERSELY AFFECT THE MARKET VALUE OF, AND THE RETURN ON, YOUR SECURITIES. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT IN THE SECURITIES.
Security Offering
We are offering Airbag Return Optimization Securities linked to the performance of the Fund. The return on the Securities is subject to and limited by the Maximum Gain. The Securities are our unsubordinated and unsecured obligations and will be issued in minimum denominations of $1,000 and integral multiples thereof.
Fund	Initial Price	Maximum Gain	Multiplier	Conversion Price	CUSIP/ ISIN
iShares® Russell 2000 ETF (Ticker: IWM)	$100.76	32.97%	2.00	$85.65, equal to 85.00% of the Initial Price	25155L749 / US25155L7495
See “Additional Terms Specific to the Securities” in this pricing supplement. The Securities will have the terms specified in underlying supplement No. 1 dated October 1, 2012, the prospectus supplement dated September 28, 2012 relating to our Series A global notes of which these Securities are a part and the prospectus dated September 28, 2012, as modified and supplemented by this pricing supplement.
The Issuer’s estimated value of the Securities on the Trade Date is $971.60 per $1,000 Face Amount of Securities, which is less than the Issue Price. Please see “Issuer’s Estimated Value of the Securities” on the following page of this pricing supplement for additional information.
Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the Securities or passed upon the accuracy or the adequacy of this pricing supplement, the accompanying underlying supplement, the prospectus supplement and the prospectus. Any representation to the contrary is a criminal offense. The Securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or any other governmental agency.
Offering of Securities	Price to Public(1)	Discounts and Commissions(1)	Proceeds to Us
Airbag Return Optimization Securities linked to the iShares® Russell 2000 ETF
Per Security	$1,000.00	$25.00	$975.00
Total	$5,724,000.00	$143,100.00	$5,580,900.00
(1)
With respect to sales to certain fee-based advisory accounts for which UBS Financial Services Inc. is an investment adviser, UBS Financial Services Inc. will act as placement agent for such sales at an Issue Price of $975.00 per Security and will not receive a sales commission. For more information about discounts and commissions, please see “Supplemental Plan of Distribution (Conflicts of Interest)” on the last page of this pricing supplement.

Deutsche Bank Securities Inc. (“DBSI”) is our affiliate. For more information see “Supplemental Plan of Distribution (Conflicts of Interest)” on the last page of this pricing supplement.

CALCULATION OF REGISTRATION FEE
Title of Each Class of Securities Offered	Maximum Aggregate Offering Price	Amount of Registration Fee
Notes	$5,724,000.00	$780.75

UBS Financial Services Inc.	Deutsche Bank Securities

Issuer’s Estimated Value of the Securities
The Issuer’s estimated value of the Securities is equal to the sum of our valuations of the following two components of the Securities: (i) a bond and (ii) an embedded derivative(s). The value of the bond component of the Securities is calculated based on the present value of the stream of cash payments associated with a conventional bond with a principal amount equal to the Face Amount of the Securities, discounted at an internal funding rate, which is determined primarily based on our market-based yield curve, adjusted to account for our funding needs and objectives for the period matching the term of the Securities. The internal funding rate is typically lower than the rate we would pay when we issue conventional debt securities on equivalent terms. This difference in funding rate, as well as the agent’s commissions and the estimated cost of hedging our obligations under the Securities, reduces the economic terms of the Securities to you. The value of the embedded derivative(s) is calculated based on our internal pricing models using relevant parameter inputs such as expected interest and dividend rates and mid-market levels of price and volatility of the assets underlying the Securities or any futures, options or swaps related to such underlying assets. Our internal pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect.

The Issuer’s estimated value of the Securities on the Trade Date (as disclosed on the cover of this pricing supplement) is less than the Issue Price of the Securities. The difference between the Issue Price and the Issuer’s estimated value of the Securities on the Trade Date is due to the inclusion in the Issue Price of the agent’s commissions and the cost of hedging our obligations under the Securities through one or more of our affiliates. Such hedging cost includes our or our affiliates’ expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge.

The Issuer’s estimated value of the Securities on the Trade Date does not represent the price at which we or any of our affiliates would be willing to purchase your Securities in the secondary market at any time. Assuming no changes in market conditions or our creditworthiness and other relevant factors, the price, if any, at which we or our affiliates would be willing to purchase the Securities from you in secondary market transactions, if at all, would generally be lower than both the Issue Price and the Issuer’s estimated value of the Securities on the Trade Date. Our purchase price, if any, in secondary market transactions will be based on the estimated value of the Securities determined by reference to (i) the then-prevailing internal funding rate (adjusted by a spread) or another appropriate measure of our cost of funds and (ii) our pricing models at that time, less a bid spread determined after taking into account the size of the repurchase, the nature of the assets underlying the Securities and then-prevailing market conditions. The price we report to financial reporting services and to distributors of our Securities for use on customer account statements would generally be determined on the same basis. However, during the period of approximately six and a quarter months beginning from the Trade Date, we or our affiliates may, in our sole discretion, increase the purchase price determined as described above by an amount equal to the declining differential between the Issue Price and the Issuer’s estimated value of the Securities on the Trade Date, prorated over such period on a straight-line basis, for transactions that are individually and in the aggregate of the expected size for ordinary secondary market repurchases.

Additional Terms Specific to the Securities
You should read this pricing supplement, together with the underlying supplement No. 1 dated October 1, 2012, the prospectus supplement dated September 28, 2012 relating to our Series A global notes of which these Securities are a part and the prospectus dated September 28, 2012. You may access these documents on the website of the Securities and Exchange Commission (the “SEC”) at www.sec.gov as follows (or if such address has changed, by reviewing our filings for the relevant date on the SEC website):

♦	Underlying supplement No. 1 dated October 1, 2012:
http://www.sec.gov/Archives/edgar/data/1159508/000095010312005120/crt_dp33209-424b2.pdf

♦	Prospectus supplement dated September 28, 2012:
http://www.sec.gov/Archives/edgar/data/1159508/000119312512409437/d414995d424b21.pdf

♦	Prospectus dated September 28, 2012:
http://www.sec.gov/Archives/edgar/data/1159508/000119312512409372/d413728d424b21.pdf

Deutsche Bank AG has filed a registration statement (including a prospectus) with the Securities and Exchange Commission for the offering to which this pricing supplement relates. Before you invest in the Securities offered hereby, you should read these documents and any other documents relating to this offering that Deutsche Bank AG has filed with the SEC for more complete information about Deutsche Bank AG and this offering. You may obtain these documents without cost by visiting EDGAR on the SEC website at www.sec.gov. Our Central Index Key, or CIK, on the SEC website is 0001159508. Alternatively, Deutsche Bank AG, any agent or any dealer participating in this offering will arrange to send you the prospectus, prospectus supplement, underlying supplement and this pricing supplement if you so request by calling toll-free 1-800-311-4409.

If the terms described in this pricing supplement are inconsistent with those described in the accompanying underlying supplement, prospectus supplement or prospectus, the terms described in this pricing supplement shall control.

References to “Deutsche Bank AG,” “we,” “our” and “us” refer to Deutsche Bank AG, including, as the context requires, acting through one of its branches. In this pricing supplement, “Securities” refers to the Airbag Return Optimization Securities that are offered hereby, unless the context otherwise requires. This pricing supplement, together with the documents listed above, contains the terms of the Securities and supersedes all other prior or contemporaneous oral statements as well as any other written materials including preliminary or indicative pricing terms, correspondence, trade ideas, structures for implementation, sample structures, brochures or other educational materials of ours. You should carefully consider, among other things, the matters set forth in “Key Risks” in this pricing supplement as the Securities involve risks not associated with conventional debt securities. We urge you to consult your investment, legal, tax, accounting and other advisers before deciding to invest in the Securities.

Investor Suitability
The suitability considerations identified below are not exhaustive. Whether or not the Securities are a suitable investment for you will depend on your individual circumstances, and you should reach an investment decision only after you and your investment, legal, tax, accounting and other advisers have carefully considered the suitability of an investment in the Securities in light of your particular circumstances. You should also review “Key Risks” on page 5 of this pricing supplement.

The Securities may be suitable for you if, among other considerations:	The Securities may not be suitable for you if, among other considerations:
♦   You fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦   You can tolerate a loss of all or a substantial portion of your initial investment and are willing to make an investment that may have the full downside market risk of an investment in the shares of the Fund.

♦   You believe the Final Price is not likely to be less than the Conversion Price and, if it is, you can tolerate receiving shares of the Fund at maturity that are worth less than your initial investment or may have no value at all.

♦   You believe that the price of the Fund will appreciate over the term of the Securities and are willing to give up any appreciation in excess of the Maximum Gain of 32.97%.

♦   You understand and accept that your potential return is limited by the Maximum Gain and you would be willing to invest in the Securities based on the Maximum Gain of 32.97%.

♦   You are willing to accept the risks of owning equities in general and the Fund in particular.

♦   You can tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the price of the Fund.

♦   You do not seek current income from this investment and are willing to forgo any dividends or any other distributions paid on the shares of the Fund or the component securities held by the Fund.

♦   You are willing to hold the Securities, which have a term of approximately three years, to maturity and accept that there may be little or no secondary market for the Securities.

♦   You are willing to assume the credit risk of Deutsche Bank AG for all payments under the Securities, and understand that if Deutsche Bank AG defaults on its obligations you may not receive any amounts due to you and any repayment of your initial investment at maturity.

♦   You do not fully understand the risks inherent in an investment in the Securities, including the risk of loss of your entire initial investment.

♦   You require an investment designed to guarantee a full return of the Face Amount at maturity.

♦   You cannot tolerate the loss of any of your initial investment, and you are not willing to make an investment that may have the full downside market risk of an investment in the shares of the Fund.

♦   You believe that the Final Price is likely to be less than the Conversion Price, which could result in a total loss of your initial investment.

♦   You cannot tolerate receiving shares of the Fund at maturity that are worth less than your initial investment or may have no value at all.

♦   You believe the Fund will appreciate over the term of the Securities by more than the Maximum Gain of 32.97%.

♦   You seek an investment that participates in the full appreciation in the price of the Fund or that has unlimited return potential.

♦   You are unwilling to invest in the Securities based on the Maximum Gain of 32.97%.

♦   You are not willing to accept the risks of owning equities in general and the Fund in particular.

♦   You cannot tolerate fluctuations in the price of the Securities prior to maturity that may be similar to or exceed the downside fluctuations in the price of the Fund.

♦   You seek current income from this investment or prefer to receive any dividends and any other distributions paid on the shares of the Fund or the component securities held by the Fund.

♦   You are unable or unwilling to hold the Securities, which have a term of approximately three years, to maturity or you seek an investment for which there will be an active secondary market.

♦   You are not willing to assume the credit risk of Deutsche Bank AG for all payments under the Securities, including any repayment of your initial investment at maturity.

Final Terms		Investment Timeline
Issuer	Deutsche Bank AG, London Branch
Issue Price	$1,000 per Face Amount of Securities for brokerage account investors; $975.00 per Face Amount of Securities for certain advisory account investors
Face Amount	$1,000. The Payment at Maturity will be based on the Face Amount.
Term	Approximately 3 years
Trade Date	August 27, 2013
Settlement Date	August 30, 2013
Final Valuation Date1	August 25, 2016
Maturity Date1	August 31, 2016
Fund	iShares® Russell 2000 ETF (Ticker: IWM)
Multiplier	2.00
Maximum Gain	32.97%
Payment at Maturity (per $1,000 Face Amount of Securities)
If the Final Price is greater than the Initial Price, Deutsche Bank AG will pay you a cash payment of $1,000 per $1,000 Face Amount of Securities plus a return equal to the Fund Return multiplied by 2.00, subject to the Maximum Gain, calculated as follows:

$1,000 + ($1,000 x the lesser of (i) Fund Return x Multiplier and (ii) Maximum Gain)

If the Final Price is less than or equal to the Initial Price but greater than or equal to the Conversion Price, Deutsche Bank AG will pay you a cash payment of $1,000 per $1,000 Face Amount of Securities.

If the Final Price is less than the Conversion Price, Deutsche Bank AG will deliver to you a number of shares of the Fund equal to the Share Delivery Amount per $1,000 Face Amount of Securities (subject to adjustments in the case of certain events set forth under “Description of the Securities — Anti-Dilution Adjustments” below).

Under these circumstances, the shares of the Fund delivered as the Share Delivery Amount at maturity are expected to be worth less than your initial investment and may have no value at all.

If you receive the Share Delivery Amount at maturity, we will pay cash in lieu of delivering any fractional shares in an amount equal to that fraction multiplied by the closing price of the Fund on the Final Valuation Date.

Fund Return	Final Price – Initial Price Initial Price
Closing Price
On any trading day, the last reported sale price of one share of the Fund on the relevant exchange (as described under “Description of the Securities — Definitions” below) multiplied by the then-current Share Adjustment Factor, as determined by the calculation agent.

Initial Price	$100.76, the Closing Price of the Fund on the Trade Date
Final Price	The Closing Price of the Fund on the Final Valuation Date
Conversion Price	$85.65 , equal to 85.00% of the Initial Price
Share Delivery Amount
A number of shares of the Fund equal to (1) the Face Amount divided by (2) the Conversion Price, as determined on the Trade Date, subject to adjustments in the case of certain events as set forth under “Description of the Securities — Anti-Dilution Adjustments” below.

Share Adjustment Factor	Initially 1.0, subject to adjustment for certain actions affecting the Fund. See “Description of the Securities — Anti-Dilution Adjustments” below.
INVESTING IN THE SECURITIES INVOLVES SIGNIFICANT RISKS. YOU MAY LOSE SOME OR ALL OF YOUR INITIAL INVESTMENT. YOU MAY RECEIVE SHARES AT MATURITY THAT ARE WORTH LESS THAN YOUR INITIAL INVESTMENT OR MAY HAVE NO VALUE AT ALL. ANY PAYMENT ON THE SECURITIES, INCLUDING ANY REPAYMENT OF YOUR INITIAL INVESTMENT, IS SUBJECT TO THE CREDITWORTHINESS OF THE ISSUER. IF DEUTSCHE BANK AG WERE TO DEFAULT ON ITS PAYMENT OBLIGATIONS, YOU MIGHT NOT RECEIVE ANY AMOUNTS OWED TO YOU UNDER THE SECURITIES AND YOU COULD LOSE YOUR ENTIRE INVESTMENT.

1	Subject to postponement as described under “Description of the Securities — Adjustments to the Final Valuation Date and Maturity Date” below.

Key Risks
An investment in the Securities involves significant risks. Some of the risks that apply to an investment in the Securities offered hereby are summarized below. We also urge you to consult your investment, legal, tax, accounting and other advisers before you invest in the Securities offered hereby.

♦
Your Investment in the Securities May Result in a Loss — The Securities differ from ordinary debt securities in that Deutsche Bank AG will not necessarily pay the full initial investment in the Securities at maturity. The return on the Securities at maturity is linked to the performance of the Fund. We will only repay the full Face Amount of your Securities in cash if the Final Price is greater than or equal to the Conversion Price and only at maturity. If the Final Price is less than the Conversion Price, we will deliver to you a number of shares of the Fund equal to the Share Delivery Amount for each $1,000 Face Amount of Securities that you own. Therefore, if the Final Price is less than the Conversion Price, you will be exposed on a leveraged basis to any such decline below the Conversion Price. For example, if the Conversion Price is 85.00% of the Initial Price and the Final Price is less than the Conversion Price, you will lose 1.1765% of your $1,000 Face Amount of Securities at maturity for each additional 1.00% that the Final Price is less than the Conversion Price. If you receive shares of the Fund at maturity, the value of those shares is expected to be less than the initial investment of the Securities or may have no value at all.

♦
The Multiplier Only Applies if You Hold the Securities to Maturity — You should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, the return you realize may not reflect the full economic effect of the Multiplier or the Securities themselves and may be less than two times the Fund’s return even if such return is positive and does not exceed the Maximum Gain. You can receive the full potential benefit of the Multiplier and receive the Maximum Gain on the Securities from the Issuer only if you hold the Securities to maturity.

♦
Capped Appreciation Potential — If the Final Price is greater than the Initial Price, you will be entitled to receive at maturity only the Face Amount plus an amount equal to the lesser of (i) the Fund Return times the Multiplier and (ii) the Maximum Gain of 32.97%. Your return on the Securities is subject to, and limited by, the Maximum Gain, regardless of any further increase in the price of the Fund, which may be significant. Accordingly, the maximum Payment at Maturity will be $1,329.70 per $1,000 Face Amount of Securities. As a result, the return on an investment in the Securities may be less than the return on a hypothetical direct investment in the Fund.

♦
Contingent Repayment of Your Initial Investment Applies Only If You Hold the Securities to Maturity — You should be willing to hold your Securities to maturity. If you are able to sell your Securities prior to maturity in the secondary market, you may have to sell them at a loss relative to your initial investment even if the price of the Fund is above the Conversion Price.

♦	No Coupon Payments — Deutsche Bank AG will not pay coupon payments on the Securities.

♦
Risks Relating to the Credit of the Issuer — The Securities are unsubordinated and unsecured obligations of the Issuer, Deutsche Bank AG, and are not, either directly or indirectly, an obligation of any third party. Any payment to be made on the Securities, including any repayment of your initial investment at maturity, depends on the ability of Deutsche Bank AG to satisfy its obligations as they come due. An actual or anticipated downgrade in Deutsche Bank AG's credit rating or increase in the credit spreads charged by the market for taking our credit risk will likely have an adverse effect on the value of the Securities. As a result, the actual and perceived creditworthiness of Deutsche Bank AG will affect the value of the Securities, and in the event Deutsche Bank AG were to default on its obligations, you might not receive any amount(s) owed to you under the terms of the Securities and you could lose your entire investment.

♦
The Issuer’s Estimated Value of the Securities on the Trade Date Will Be Less than the Issue Price of the Securities — The Issuer’s estimated value of the Securities on the Trade Date (as disclosed on the cover of this pricing supplement) is less than the Issue Price of the Securities. The difference between the Issue Price and the Issuer’s estimated value of the Securities on the Trade Date is due to the inclusion in the Issue Price of the agent’s commissions and the cost of hedging our obligations under the Securities through one or more of our affiliates. Such hedging cost includes our or our affiliates’ expected cost of providing such hedge, as well as the profit we or our affiliates expect to realize in consideration for assuming the risks inherent in providing such hedge. The Issuer’s estimated value of the Securities is determined by reference to an internal funding rate and our pricing models. The internal funding rate is typically lower than the rate we would pay when we issue conventional debt securities on equivalent terms. This difference in funding rate, as well as the agent’s commissions and the estimated cost of hedging our obligations under the Securities, reduces the economic terms of the Securities to you. In addition, our internal pricing models are proprietary and rely in part on certain assumptions about future events, which may prove to be incorrect. If at any time a third party dealer were to quote a price to purchase your Securities or otherwise value your Securities, that price or value may differ materially from the estimated value of the Securities determined by reference to our internal funding rate and pricing models. This difference is due to, among other things, any difference in funding rates, pricing models or assumptions used by any dealer who may purchase the Securities in the secondary market.

♦
No Dividend Payments or Voting Rights — As a holder of the Securities, you will not have voting rights or rights to receive cash dividends or other distributions or other rights that holders of the component securities held by the Fund or holders of shares of the Fund would have.

♦
Investing in the Securities Is Not the Same as Investing in the Fund or the Component Securities Held by the Fund — The return on your Securities may not reflect the return you would realize if you were directly invested in the Fund or the component securities held by the Fund. For instance, you will not receive or be entitled to receive any dividend payments or other distributions or other rights that holders of the component securities held by the Fund or holders of shares of the Fund would have.

♦
If the Price of the Fund Changes, the Value of Your Securities May Not Change in the Same Manner — Your Securities may trade quite differently from the shares of the Fund. Changes in the market price of the shares of the Fund may not result in a comparable change in the value of your Securities.

♦
Fluctuation of NAV — The net asset value (the “NAV”) of an exchange traded fund may fluctuate with changes in the market value of such exchange traded fund’s portfolio holdings. The market price of the Fund may fluctuate in accordance with changes in NAV and supply and demand on the applicable stock exchanges. In addition, the market price of the Fund may differ from its NAV per share; the Fund may trade at, above or below its NAV per share.

♦
Adjustments to the Fund or to the Index Tracked by the Fund Could Adversely Affect the Value of the Securities — BlackRock Fund Advisors (“BFA”) is the investment adviser to the Fund, which seeks investment results that correspond generally to the level and yield performance, before fees and expenses, of the Russell 2000® Index (the “Tracked Index”). The stocks included in the Tracked Index are selected by Russell Investment Group. The Tracked Index is calculated and published by Russell Investments (“Russell”). Russell can add, delete or substitute the component stocks underlying the Tracked Index, which could change the value of the Tracked Index. Pursuant to its investment strategy or otherwise, BFA may add, delete or substitute the component securities held by the Fund. Any of these actions could cause or contribute to large movements in the prices of the component securities held by the Fund, which could cause the price of the shares of the Fund to decline.

♦
The Fund and the Tracked Index Are Different — The performance of the Fund may not exactly replicate the performance of the Tracked Index because the Fund will reflect transaction costs and fees that are not included in the calculation of the Tracked Index. It is also possible that the Fund may not fully replicate or may in certain circumstances diverge significantly from the performance of the Tracked Index due to the temporary unavailability of certain securities in the secondary market, the performance of any derivative instruments contained in the Fund or due to other circumstances. BFA may invest up to 10% of the Fund’s assets in futures contracts, options on futures contracts, other types of options, and swaps related to the Tracked Index as well as cash and cash equivalents, including shares of money market funds advised by BFA or its affiliates. The Fund may use options and futures contracts, convertible securities and structured notes in seeking performance that corresponds to the Tracked Index and in managing cash flows.

♦
The Anti-Dilution Protection Is Limited — The calculation agent will make adjustments to the Share Adjustment Factor, the Share Delivery Amount and the Payment at Maturity in the case of certain events. The calculation agent is not required, however, to make such adjustments in response to all events that could affect the shares of the Fund. If an event occurs that does not require the calculation agent to make an adjustment, the value of the Securities may be materially and adversely affected. In addition, you should be aware that the calculation agent may, at its sole discretion, make adjustments to the Share Adjustment Factor or any other terms of the Securities that are in addition to, or that differ from, those described in this pricing supplement to reflect changes occurring in relation to the Fund in circumstances where the calculation agent determines that it is appropriate to reflect those changes to ensure an equitable result. Any alterations to the specified anti-dilution adjustments described below under “Description of the Securities — Anti-Dilution Adjustments” may be materially adverse to investors in the Securities. You should read “Description of the Securities — Anti-Dilution Adjustments” below in order to understand the adjustments that may be made to the Securities.

♦
The Securities Are Subject to Risks Associated with Small-Capitalization Companies — The component stocks underlying the Tracked Index and that are held by the Fund are issued by companies with relatively small market capitalization. These companies often have greater stock price volatility, lower trading volume and less liquidity than large-capitalization companies and therefore the price of the Fund may be more volatile than the price of any equity fund that does not solely track small capitalization stocks. Stock prices of small-capitalization companies are also generally more vulnerable than those of large-capitalization companies to adverse business and economic developments, and the stocks of small-capitalization companies may be thinly traded. In addition, small-capitalization companies are typically less well-established and less stable financially than large-capitalization companies and may depend on a small number of key personnel, making them more vulnerable to loss of personnel. Such small-capitalization companies tend to have lower revenues, less diverse product lines, smaller shares of their product or service markets, fewer financial resources and less competitive strengths than large-capitalization companies and are more susceptible to adverse developments related to their products. These companies may also be more susceptible to adverse developments related to their products or services.

♦
There Is No Affiliation Between the Fund and Us, and We Are Not Responsible For Any Disclosure By the Fund — We are not affiliated with the Fund or the issuers of the stocks held by the Fund or underlying the Tracked Index (such stocks, “Underlying Stocks”; the issuers of Underlying Stocks, “Underlying Stock Issuers”). However, we and our affiliates may currently or from time to time in the future engage in business with many of the Underlying Stock Issuers. Nevertheless, neither we nor our affiliates assume any responsibility for the accuracy or the completeness of any information about the Underlying Stocks or any of the Underlying Stock Issuers. You, as an investor in the Securities, should make your own investigation into the Underlying Stocks and the Underlying Stock Issuers. Neither the Fund nor any of the Underlying Stock Issuers is involved in this offering in any way and none of them has any obligation of any sort with respect to your Securities. Neither the Fund nor any of the Underlying Stock Issuers has any obligation to take your interests into consideration for any reason, including when taking any corporate actions that might affect the value of your Securities.

♦
Past Performance of the Fund, the Tracked Index or the Component Securities Held by the Fund Is No Guide to Future Performance — The actual performance of the Fund, the Tracked Index or the component securities held by the Fund over the term of the Securities may bear little relation to the historical prices of the Fund or the component securities held by the Fund or the level of the Tracked Index, and may bear little relation to the hypothetical return examples set forth elsewhere in this pricing supplement. We cannot predict the future performance of the Fund, the Tracked Index or the component securities held by the Fund.

♦
There May Be Little or No Secondary Market for the Securities — The Securities will not be listed on any securities exchange. Deutsche Bank AG or its affiliates intends to offer to purchase the Securities in the secondary market but are not required to do so and may cease such market-making activities at any time. Even if there is a secondary market, it may not provide enough liquidity to allow you to trade or sell your Securities easily. Because other dealers are not likely to make a secondary market for the Securities, the price at which you may be able to trade your Securities is likely to depend on the price, if any, at which Deutsche Bank AG or its affiliates may be willing to buy the Securities.

♦
Many Economic and Market Factors Will Impact the Value of the Securities — While we expect that, generally, the price of the Fund will affect the value of the Securities more than any other single factor, the value of the Securities prior to maturity will also be affected by a number of other factors that may either offset or magnify each other, including:

•	the expected volatility of the Fund;

•	the time remaining to maturity of the Securities;

•	the market price of and dividend rates on the component securities held by the Fund;

•	the occurrence of certain events affecting the Fund that may or may not require an anti-dilution adjustment;

•	interest rates and yields in the market generally;

•	geopolitical conditions and economic, financial, political, regulatory or judicial events;

•	the composition of the investment portfolio of the Fund and any changes thereto;

•	supply and demand for the Securities; and

•	our creditworthiness, including actual or anticipated downgrades in our credit ratings.

♦
Assuming no Changes in Market Conditions and Other Relevant Factors, the Price You May Receive for Your Securities in Secondary Market Transactions Would Generally Be Lower than Both the Issue Price and the Issuer’s Estimated Value of the Securities on the Trade Date — While the payment(s) on the Securities described in this pricing supplement is based on the full Face Amount of your Securities, the Issuer’s estimated value of the Securities on the Trade Date (as disclosed on the cover of this pricing supplement) is less than the Issue Price of the Securities. The Issuer’s estimated value of the Securities on the Trade Date does not represent the price at which we or any of our affiliates would be willing to purchase your Securities in the secondary market at any time. Assuming no changes in market conditions or our creditworthiness and other relevant factors, the price, if any, at which we or our affiliates would be willing to purchase the Securities from you in secondary market transactions, if at all, would generally be lower than both the Issue Price and the Issuer’s estimated value of the Securities on the Trade Date. Our purchase price, if any, in secondary market transactions would be based on the estimated value of the Securities determined by reference to (i) the then-prevailing internal funding rate (adjusted by a spread) or another appropriate measure of our cost of funds and (ii) our pricing models at that time, less a bid spread determined after taking into account the size of the repurchase, the nature of the assets underlying the Securities and then-prevailing market conditions. The price we report to financial reporting services and to distributors of our Securities for use on customer account statements would generally be determined on the same basis. However, during the period of approximately six and a quarter months beginning from the Trade Date, we or our affiliates may, in our sole discretion, increase the purchase price determined as described above by an amount equal to the declining differential between the Issue Price and the Issuer’s estimated value of the Securities on the Trade Date, prorated over such period on a straight-line basis, for transactions that are individually and in the aggregate of the expected size for ordinary secondary market repurchases.

In addition to the factors discussed above, the value of the Securities and our purchase price in secondary market transactions after the Trade Date, if any, will vary based on many economic market factors, including our creditworthiness, and cannot be predicted with accuracy. These changes may adversely affect the value of your Securities, including the price you may receive in any secondary market transactions. Any sale prior to the Maturity Date could result in a substantial loss to you. The Securities are not designed to be short-term trading instruments. Accordingly, you should be able and willing to hold your Securities to maturity.

♦
Trading and Other Transactions by Us or Our Affiliates, or UBS AG or Its Affiliates, in the Equity and Equity Derivative Markets May Affect the Value of the Securities — We or one or more of our affiliates expect to hedge our exposure from the Securities by entering into equity and equity derivative transactions, such as over-the-counter options or exchange-traded instruments. Such trading and hedging activities may affect the Fund and make it less likely that you will receive a positive return on your investment in the Securities. It is possible that we or our affiliates could receive substantial returns from these hedging activities while the value of the Securities declines. We or our affiliates, or UBS AG or its affiliates, may also engage in trading in instruments linked to the Fund on a regular basis as part of our general broker-dealer and other businesses, for proprietary accounts, for other accounts under management or to facilitate transactions for customers, including block transactions. We or our affiliates, or UBS AG or its affiliates, may also issue or underwrite other securities or financial or derivative instruments with returns linked or related to the Fund. By introducing competing products into the marketplace in this manner, we or our affiliates, or UBS AG or its affiliates, could adversely affect the value of the Securities. Any of the foregoing activities described in this paragraph may reflect trading strategies that differ from, or are in direct opposition to, investors’ trading and investment strategies related to the Securities.

♦
Potential Deutsche Bank AG Impact on Price — Trading or transactions by Deutsche Bank AG or its affiliates in the component securities held by the Fund, shares of the Fund, and/or over-the-counter options, futures or other instruments with returns linked to the performance of the Fund or the component securities held by the Fund, may adversely affect the market value of the component securities held by the Fund, the share price of the Fund, and, therefore, the value of the Securities.

♦
Potential Conflict of Interest — Deutsche Bank AG and its affiliates may engage in business with the Underlying Stock Issuers, which may present a conflict between the obligations of Deutsche Bank AG and you, as a holder of the Securities. Deutsche Bank AG, as the calculation agent, will determine the Fund Return and Payment at Maturity based on the Closing Price of the Fund in the market. The calculation agent can postpone the determination of the Fund Return or the Maturity Date if a market disruption event occurs on the Final Valuation Date. Deutsche Bank AG has determined the Issuer’s estimated value of the Securities on the Trade Date and will determine the price, if any, at which Deutsche Bank AG or our affiliates would be willing to purchase the Securities from you in secondary market transactions. In performing these roles, our economic interests and those of our affiliates are potentially adverse to your interests as an investor in the Securities.

♦
We and Our Affiliates, or UBS AG and Its Affiliates, May Publish Research, Express Opinions or Provide Recommendations That Are Inconsistent With Investing in or Holding the Securities. Any Such Research, Opinions or Recommendations Could Affect the Fund Return to Which the Securities Are Linked and the Value of the Securities — We, our affiliates and agents, and UBS AG and its affiliates, publish research from time to time on financial markets and other matters that may influence the value of the Securities, or express opinions or provide recommendations that may be inconsistent with purchasing or holding the Securities. Any research, opinions or recommendations expressed by us, our affiliates or agents, or UBS AG or its affiliates, may not be consistent with each other and may be modified from time to time without notice. Investors should make their own independent investigation of the merits of investing in the Securities and the Fund to which the Securities are linked.

♦
The U.S. Federal Income Tax Consequences of an Investment in the Securities Are Uncertain — As of the date of this pricing supplement, there is no direct legal authority regarding the proper U.S. federal income tax treatment of the Securities, and we do not plan to request a ruling from the Internal Revenue Service (the “IRS”). Consequently, significant aspects of the tax treatment of the Securities are uncertain, and the IRS or a court might not agree with the treatment of the Securities as prepaid financial contracts that are not debt, as described in the section of this pricing supplement entitled “U.S. Federal Income Tax Consequences.” If the IRS were successful in asserting an alternative treatment, the tax consequences of your ownership and disposition of the Securities could be materially and adversely affected.

Even if the treatment of the Securities as prepaid financial contracts is respected, purchasing the Securities could be treated as entering into “constructive ownership transactions.” In that case, all or a portion of any long-term capital gain you would otherwise recognize on the maturity or disposition of the Securities would be recharacterized as ordinary income to the extent such gain exceeded the "net underlying long-term capital gain," and a notional interest charge would apply with respect to the deemed tax liability that would have been incurred if such income had accrued at a constant rate over the period you held the Securities.

In addition, in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. Any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of an investment in the Securities, possibly with retroactive effect. You should review the discussion under “U.S. Federal Income Tax Consequences” and consult your tax adviser regarding the U.S. federal tax consequences of an investment in the Securities (including possible alternative treatments, the potential application of the “constructive ownership” regime and the issues presented by the 2007 notice), as well as tax consequences arising under the laws of any state, local or non-U.S. taxing jurisdiction.

Hypothetical Examples
The following table and hypothetical examples below illustrate the Payment at Maturity per $1,000 Face Amount of Securities for a hypothetical range of performances of the Fund. The following examples and table are hypothetical and provided for illustrative purposes only. They do not purport to be representative of every possible scenario concerning increases or decreases in the price of the Fund relative to its Initial Price. We cannot predict the Final Price of the Fund. You should not take these examples as an indication or assurance of the expected performance of the Fund. You should consider carefully whether the Securities are suitable to your investment goals. The numbers in the examples and table below have been rounded for ease of analysis.

The following examples and table illustrate the Payment at Maturity per $1,000 Face Amount of Securities on a hypothetical offering of Securities based on the following assumptions:

Term:	3 years
Multiplier	2.00
Maximum Gain:	32.97%
Initial Price:	$100.76 per share
Conversion Price:	$85.65 (85.00% of the Initial Price)
Share Delivery Amount*:	11.6754 shares per $1,000 Face Amount of Securities ($1,000 / Conversion Price of $85.65)

*
If you receive the Share Delivery Amount at maturity, we will pay cash in lieu of delivering any fractional shares in an amount equal to that fraction multiplied by the closing price of the Fund on the Final Valuation Date.

Example 1 — The Final Price of $110.84 is greater than the Initial Price of $100.76, resulting in a Fund Return of 10.00%. Because the Final Price is greater than the Initial Price and the product of the Multiplier of 2.00 and the Fund Return of 20.00% is less than the Maximum Gain of 32.97%, Deutsche Bank AG will pay you a Payment at Maturity of $1,200 per $1,000 Face Amount of Securities (a return of 20.00% for brokerage account investors and 23.08% for advisory account investors), calculated as follows:

$1,000 + ($1,000 × (10.00% × 2.00)) = $1,000 + $200 = $1,200

Example 2 — The Final Price of $120.91 is greater than the Initial Price of $100.76, resulting in a Fund Return of 20.00%. Because the Final Price is greater than the Initial Price and the product of the Multiplier of 2.00 and the Fund Return of 20.00% is greater than the Maximum Gain of 32.97%, Deutsche Bank AG will pay you a Payment at Maturity of $1,329.70 per $1,000 Face Amount of Securities (a return of 32.97% for brokerage account investors and 36.38% for advisory account investors), calculated as follows:

$1,000 + ($1,000 × 32.97%) = $1,000 + $329.70 = $1,329.70

Example 3 — The Final Price of $90.68 is less than the Initial Price of $100.76, resulting in a Fund Return of -10.00%. Because the Final Price is less than the Initial Price but greater than the Conversion Price of $85.65, Deutsche Bank AG will pay you a Payment at Maturity of $1,000 per $1,000 Face Amount of Securities (a return of 0.00% for brokerage account investors and 2.56% for advisory account investors).

Example 4 — The Final Price of $70.53 is less than the Conversion Price of $85.65. Because the Final Price is less than the Conversion Price of $85.65, Deutsche Bank AG will deliver to you at maturity a number of shares of the Fund equal to the Share Delivery Amount for every $1,000 Face Amount of Securities you hold and will pay cash at the closing price of the Fund on the Final Valuation Date for any fractional shares included in the Share Delivery Amount. The value of shares received at maturity and the total return on the shares at that time depends on the closing price of the Fund on the Maturity Date, and could result in a loss of some or all of your initial investment.

Value on the Maturity Date of shares of the Fund received*:	$775.83	(11 shares × $70.53)
Amount of cash received for fractional shares:	$ 47.64	(0.6754 shares × $70.53)
Total:	$823.47
Total return on the Securities per $1,000 Issue Price:	-17.65%
Total return on the Securities per $975 Issue Price:	-15.54%

*    For the purpose of this example, the closing price on the Maturity Date is deemed to be the same as the Final Price.

In this example, the total return on the Securities is a loss of 17.65% for brokerage account investors and 15.54% for advisory account investors while the total return on the Fund would be a loss of 30.00% if you invested directly in the shares of the Fund.

Hypothetical Final Price	Fund Return (%)	Cash Payment at Maturity ($)(1)	Value of the Share Delivery Amount(1), (2)	Return on Securities per $1,000 Issue Price (%)(3)	Return on Securities per $975.00 Issue Price (%)(4)
$201.52	100.00%	$1,329.70	N/A	32.97%	36.38%
$176.33	75.00%	$1,329.70	N/A	32.97%	36.38%
$151.14	50.00%	$1,329.70	N/A	32.97%	36.38%
$141.06	40.00%	$1,329.70	N/A	32.97%	36.38%
$130.99	30.00%	$1,329.70	N/A	32.97%	36.38%
$120.91	20.00%	$1,329.70	N/A	32.97%	36.38%
$117.38	16.49%	$1,329.70	N/A	32.97%	36.38%
$110.84	10.00%	$1,200.00	N/A	20.00%	23.08%
$105.80	5.00%	$1,100.00	N/A	10.00%	12.82%
$100.76	0.00%	$1,000.00	N/A	0.00%	2.56%
$95.72	-5.00%	$1,000.00	N/A	0.00%	2.56%
$90.68	-10.00%	$1,000.00	N/A	0.00%	2.56%
$85.65	-15.00%	$1,000.00	N/A	0.00%	2.56%
$80.61	-20.00%	N/A	$941.18	-5.88%	-3.47%
$70.53	-30.00%	N/A	$823.53	-17.65%	-15.54%
$60.46	-40.00%	N/A	$705.88	-29.41%	-27.60%
$50.38	-50.00%	N/A	$588.24	-41.18%	-39.67%
$25.19	-75.00%	N/A	$294.12	-70.59%	-69.83%
$0.00	-100.00%	N/A	$0.00	-100.00%	-100.00%

(1)	If the Final Price is less than the Conversion Price, Deutsche Bank AG will deliver a number of shares of the Fund equal to the Share Delivery Amount per $1,000 Face Amount of Securities.
(2)
The value of the Share Delivery Amount consists of the shares included in the Share Delivery Amount multiplied by the closing price of the Fund on the Maturity Date. If you receive the Share Delivery Amount at maturity, we will pay cash in lieu of delivering any fractional shares in an amount equal to that fraction multiplied by the closing price of the Fund on the Final Valuation Date. For purposes of this hypothetical return table, the Closing Price of one share of the Fund on the Maturity Date is deemed to be the same as the hypothetical Final Price as of the Final Valuation Date.

(3)
This “Return on Securities per $1,000 Issue Price” is the number, expressed as a percentage, that results from comparing the Payment at Maturity per $1,000 Face Amount to the Issue Price of $1,000 per Security for all brokerage account investors.

(4)
This “Return on Securities per $975.00 Issue Price” is the number, expressed as a percentage, that results from comparing the Payment at Maturity per $1,000 Face Amount to the Issue Price of $975.00 per Security, which is the Issue Price for investors in certain fee-based advisory accounts. See “Supplemental Plan of Distribution (Conflicts of Interest)” on the last page of this pricing supplement.

The iShares® Russell 2000 ETF
The iShares® Russell 2000® ETF is an exchange-traded fund managed by iShares® Trust, a registered investment company. The iShares® Trust consists of numerous separate investment portfolios, including the iShares® Russell 2000® ETF. The iShares® Russell 2000® ETF seeks to provide investment results that correspond generally to the price and yield performance, before fees and expenses, of the Russell 2000® Index. The Russell 2000® Index is designed to track the performance of the small capitalization segment of the U.S. equity market. The iShares® Russell 2000® ETF trades on the NYSE Arca under the ticker symbol “IWM UP.” It is possible that the iShares® Russell 2000® ETF may not fully replicate or may in certain circumstances diverge significantly from the performance of the Russell 2000® Index due to the temporary unavailability of certain securities in the secondary markets, the performance of any derivative instruments contained in the iShares® Russell 2000® ETF, the fees and expenses of the iShares® Russell 2000® ETF or due to other circumstances. On July 1, 2013, the name of the iShares® Russell 2000 ETF changed from the iShares® Russell 2000® Index Fund to the iShares® Russell 2000 ETF. This section is a summary only of the iShares® Russell 2000® ETF. For more information on the iShares® Russell 2000® ETF, including information concerning calculation methodology and adjustment policy, please see the section entitled “Exchange Traded Funds — iShares® Russell 2000® ETF” in the accompanying underlying supplement No. 1 dated October 1, 2012. For more information on the Russell 2000® Index, please see the section entitled “Indices — The Russell 2000® Index” in the accompanying underlying supplement No. 1 dated October 1, 2012.

The graph below illustrates the performance of the iShares® Russell 2000® ETF from August 27, 2008 to August 27, 2013. The closing price of the iShares® Russell 2000® ETF on August 27, 2013 was $100.76. We obtained the closing prices of the iShares® Russell 2000 ETF from Bloomberg, and we have not participated in the preparation or verified such information. The historical prices of the iShares® Russell 2000® ETF should not be taken as an indication of future performance and no assurance can be given as to the Closing Price on the Final Valuation Date, or any future closing price of the Fund. We cannot give you assurance that the performance of the Fund will result in a positive return on your initial investment and you could lose some or all of the Face Amount at maturity.

Description of the Securities
The following description of the terms of the Securities supplements the description of the general terms of the debt securities set forth under the headings “Description of Notes” in the accompanying prospectus supplement and “Description of Debt Securities” in the accompanying prospectus. Capitalized terms used but not defined in this pricing supplement have the meanings assigned to them in the accompanying prospectus supplement and prospectus. The term “Security” refers to each $1,000 Face Amount of our Airbag Return Optimization Securities Linked to the iShares® Russell 2000 ETF due on or about August 31, 2016.

General

The Securities are senior unsecured obligations of Deutsche Bank AG that are linked to the performance of the iShares® Russell 2000 ETF. The Securities are our Series A notes referred to in the accompanying prospectus supplement and prospectus. The Securities will be issued by Deutsche Bank AG under an indenture among us, Law Debenture Trust Company of New York, as trustee, and Deutsche Bank Trust Company Americas, as issuing agent, paying agent, and registrar.

The Securities are not bank deposits and are not insured or guaranteed by the Federal Deposit Insurance Corporation or by any other governmental agency.

The Securities are our senior unsecured obligations and will rank pari passu with all of our other senior unsecured obligations, except for indebtedness required to be preferred by law.

The Securities will be issued in denominations of $1,000 and integral multiples of $1,000 in excess thereof. The face amount (the “Face Amount”) of Securities is $1,000 and the Issue Price of each Security is $1,000 for brokerage account investors and $975 for certain advisory account investors. The Securities will be issued in registered form and represented by one or more permanent global securities registered in the name of The Depository Trust Company (“DTC”) or its nominee, as described under “Description of Notes — Form, Legal Ownership and Denomination of Notes” in the accompanying prospectus supplement and “Forms of Securities — Legal Ownership — Global Securities” in the accompanying prospectus.

The specific terms of the Securities are set forth under the heading “Indicative Terms” on page 4 of this pricing supplement and in the subsections below.

Definitions

Business Day means any day other than a day that (i) is a Saturday or Sunday, (ii) is a day on which banking institutions generally in the City of New York or London, England are authorized or obligated by law, regulation or executive order to close or (iii) is a day on which transactions in U.S. dollars are not conducted in the City of New York or London, England.

Closing Price for one share of a Fund on any Trading Day means:

•     if the Fund is listed or admitted to trading on a U.S. national securities exchange, the last reported sale price for one share of the Fund, regular way (or, in the case of the NASDAQ Stock Market, the official closing price), of the principal trading session on such day on the principal U.S. national securities exchange registered under the Securities Exchange Act of 1934, as amended (the “Exchange Act”), on which the Fund is listed or admitted to trading, or

•     if the Fund is listed or admitted to trading on any U.S. national securities exchange but the last reported sale price is not available pursuant to the preceding bullet point, the last reported sale price for one share of the Fund of the principal trading session on the over-the-counter market as reported on the OTC Bulletin Board operated by FINRA on such day, or

•     if the Fund is not listed or admitted to trading on any U.S. national securities exchange but is included in the OTC Bulletin Board, the last reported sale price for one share of the Fund of the principal trading session on the OTC Bulletin Board on such day, or

•     otherwise, if none of the above circumstances is applicable, the mean, as determined by the calculation agent, of the bid prices for one share of the Fund obtained from as many dealers in such security, but not exceeding three, as will make such bid prices available to the calculation agent.

In each case above, multiplied by the then-current Share Adjustment Factor or adjusted otherwise as described below under “— Anti-Dilution Adjustments.”

Relevant Exchange means the primary organized exchanges or markets of trading for (i) any security issued by, the Fund, or (ii) any futures or options contract or fund related to the Fund or to any security of the Fund, each as determined by the calculation agent.

Trading Day means a day, as determined by the calculation agent, on which trading is generally conducted on the Relevant Exchange, notwithstanding the Relevant Exchange closing prior to its scheduled closing time.

Adjustments to the Final Valuation Date and Maturity Date

If:

(a) the Final Valuation Date is not a Trading Day; or

(b) a Market Disruption Event occurs or is continuing on the Final Valuation Date,

then the Final Valuation Date will be postponed to the immediately succeeding Trading Day on which no Market Disruption Event occurs or is continuing. The Final Valuation Date will not be postponed later than the fifth scheduled Trading Day after the date originally scheduled for such Valuation Date (the “Fifth Day”).

If the Final Valuation Date is postponed to the Fifth Day and:

(a) the Fifth Day is not a Trading Day; or

(b) a Market Disruption Event occurs or is continuing on the Fifth Day,

then, on the Fifth Day the Closing Price will be determined by the calculation agent in good faith and in a commercially reasonable manner.

Consequences for Adjustments to the Final Valuation Date

If the Maturity Date is not a Business Day, then the Maturity Date will be the next succeeding Business Day. If, due to a Market Disruption Event or otherwise, the Final Valuation Date is postponed so that it falls on a day that is less than four Business Days prior to the Maturity Date, the Maturity Date will be the fourth Business Day following the Final Valuation Date, as postponed.

Market Disruption Events

A “Market Disruption Event” means a determination by the calculation agent in its sole discretion that the occurrence or continuance of one or more of the following events materially interfered or interferes with our ability or the ability of any of our affiliates to establish, adjust or unwind all or a material portion of any hedge with respect to the Securities:

•
the occurrence or existence of a suspension, absence or material limitation of trading in shares of the Fund on the Relevant Exchange for more than two hours of trading or during the one-half hour period preceding the close of the principal trading session in such market; or a breakdown or failure in the price and trade reporting systems of the Relevant Exchange as a result of which the reported trading prices for the Fund shares during the last one-half hour preceding the close of the principal trading session in such market are materially inaccurate; or

•
a suspension, absence or material limitation of trading of stocks then constituting 20% or more of the level of the Tracked Index (or the Successor Tracked Index, as described below) on the Relevant Exchanges for such securities for more than two hours of trading during, or during the one hour period preceding the close of, the principal trading session on such Relevant Exchanges; or

•
a breakdown or failure in the price and trade reporting systems of any Relevant Exchange as a result of which the reported trading prices for stocks then constituting 20% or more of the level of the Tracked Index (or the Successor Tracked Index) during the one hour preceding the close of the principal trading session on such Relevant Exchange are materially inaccurate; or

•
a suspension, absence or material limitation of trading on any major securities market for trading in futures or options contracts or exchange traded funds related to the Fund or the Tracked Index (or the Successor Tracked Index) for more than two hours of trading during, or during the one hour period preceding the close of, the principal trading session on such market; or

•	a decision to permanently discontinue trading in the relevant futures or options contracts or exchange traded funds.

For the purpose of determining whether a Market Disruption Event exists at any time, if trading in a security included in the Tracked Index (or the Successor Tracked Index) is materially suspended or materially limited at that time, then the relevant percentage contribution of that security to the level of the Tracked Index (or the Successor Tracked Index) shall be based on a comparison of:

•	the portion of the level of the Tracked Index (or the Successor Tracked Index) attributable to that security, relative to

•	the overall level of the Tracked Index (or the Successor Tracked Index),

in each case, immediately before that suspension or limitation.

For purposes of determining whether a Market Disruption Event has occurred:

•
a limitation on the hours or number of days of trading will not constitute a Market Disruption Event if it results from an announced change in the regular business hours of the relevant exchange or market;

•
limitations pursuant to the rules of any Relevant Exchange similar to NYSE Rule 80B (or any applicable rule or regulation enacted or promulgated by any other self-regulatory organization or any government agency of scope similar to NYSE Rule 80B as determined by the calculation agent) on trading during significant market fluctuations will constitute a suspension, absence or material limitation of trading;

•	a suspension of trading in futures or options contracts or exchange traded funds on the Fund by the primary securities market trading in such contracts or funds by reason of:

•	a price change exceeding limits set by such exchange or market;

•	an imbalance of orders relating to such contracts or funds; or

•	a disparity in bid and ask quotes relating to such contracts or funds will, in each such case, constitute a suspension, absence or material limitation of trading in futures or options contracts or exchange traded funds related to the Fund; and

•
a “suspension, absence or material limitation of trading” on any Relevant Exchange or on the primary market on which futures or options contracts or exchange traded funds related to the Fund or the Tracked Index (or the Successor Tracked Index) are traded will not include any time when such market is itself closed for trading under ordinary circumstances.

Discontinuance of the Fund and/or the Tracked Index; Alteration of Method of Calculation

If the Fund is liquidated or otherwise terminated (a “Liquidation Event”), then any price of the Fund required for the purposes of the Securities will be determined by the calculation agent and will be deemed to equal the product of (i) the closing level of the index which the Fund seeks to track (the “Tracked Index”) (or any successor index to the Tracked Index, as described below) on the Final Valuation Date (taking into account any material changes in the method of calculating the Tracked Index following such Liquidation Event) times (ii) a fraction, the numerator of which is the Closing Price of the Fund and the denominator of which is the closing level of the Tracked Index (or any Successor Tracked Index, as described below), each determined as of the last day prior to the occurrence of the Liquidation Event on which a Closing Price of the Fund was available.

If the sponsor of the Tracked Index discontinues publication of the Tracked Index and the sponsor or another entity publishes a successor or substitute index that Deutsche Bank AG, London Branch, as the calculation agent determines, in its sole discretion, to be comparable to the discontinued Tracked Index (such index being referred to herein as a “Successor Tracked Index”), then any subsequent closing level following a Liquidation Event will be determined by reference to the published level of such Successor Tracked Index at the regular weekday close of trading on any Trading Day on which the closing level must be taken for the purpose of the Securities, including the Final Valuation Date.

Upon any selection by the calculation agent of a Successor Tracked Index, the calculation agent will cause written notice thereof to be furnished to the trustee, to us and to DTC, as holder of the security, within three Business Days of such selection. We expect that such notice will be passed on to you, as a beneficial owner of the security, in accordance with the standard rules and procedures of DTC and its direct and indirect participants.

If the sponsor discontinues publication of the Tracked Index prior to, and such discontinuance is continuing on, the Final Valuation Date following a Liquidation Event and Deutsche Bank AG, London Branch, as the calculation agent determines, in its sole discretion, that no Successor Tracked Index is available at such time, then the calculation agent will determine the closing level of the Tracked Index for such date. Such closing level will be computed by the calculation agent in accordance with the formula for calculating the Tracked Index last in effect prior to such discontinuance, using the closing level (or, if trading in the relevant securities has been materially suspended or materially limited, its good faith estimate of the closing level) at the close of the principal trading session of the relevant exchange on the Final Valuation Date of each security most recently composing the Tracked Index without any rebalancing or substitution of such securities following such discontinuance. Notwithstanding these alternative arrangements, discontinuance of the publication of the Tracked Index may adversely affect the value of the Securities.

If a Liquidation Event has occurred and the Final Price is determined by the calculation agent as described above is less than the Conversion Price, instead of delivering a number of shares of the Fund equal to the Share Delivery Amount, at maturity, we will pay the cash value of such shares as determined on the Final Valuation Date.

No Fractional Shares

If we deliver shares of the Fund to you at maturity, we will pay cash in lieu of delivering any fractional shares of the Fund in an amount equal to the product of the closing price of the Fund on the Final Valuation Date multiplied by such fractional amount as determined by the calculation agent.

Delivery of Shares of the Fund

If we are obligated to deliver shares of the Fund to you at maturity, we may designate any of our affiliates to deliver such shares of the Fund, and we shall be discharged of any obligation to deliver such shares to the extent of such performance by our affiliates. Reference in this pricing supplement to delivery of shares of the Fund by us shall also include delivery of such shares by our affiliates.

Anti-Dilution Adjustments

The Share Adjustment Factor and the Share Delivery Amount for the Fund is subject to adjustment by the calculation agent as a result of the anti-dilution adjustments described in this section.

No adjustments to any Share Adjustment Factor or Share Delivery Amount will be required unless such Share Adjustment Factor or Share Delivery Amount adjustment would require a change of at least 0.1% of such Share Adjustment Factor or Share Delivery Amount then in effect. A Share Adjustment Factor or Share Delivery Amount resulting from any of the adjustments specified in this section will be rounded to the nearest one ten-thousandth with five one hundred-thousandths being rounded upward. The calculation agent will not be required to make any adjustments to the Share Adjustment Factor or Share Delivery Amount for the Fund after the close of business on the Final Valuation Date.

No adjustments to the Share Adjustment Factor or the Share Delivery Amount will be required other than those specified below. The adjustments specified in this section do not cover all events that could affect the Fund, and there may be events that could affect the Fund for which the calculation agent will not make any such adjustments. Nevertheless, the calculation agent may, in its sole discretion, make additional adjustments to any terms of the Securities upon the occurrence of some events that affect or could potentially affect the market price of, or shareholder rights in, the Fund, with a view to offsetting, to the extent practical, any such change, and preserving the relative investment risks of the Securities. In addition, the calculation agent may make adjustments or a series of adjustments that differ from those described herein if the calculation agent determines, in its sole discretion, that such adjustments do not properly reflect the economic consequences of the events specified in this pricing supplement or would not preserve the relative investment risks of the Securities. All determinations made by the calculation agent in making any adjustments to the terms of the Securities, including adjustments that are in addition to, or that differ from, those described in this pricing supplement, will be made in good faith and a commercially reasonable manner, with the aim of ensuring an equitable result. In determining whether to make any adjustment to the terms of the Securities, the calculation agent may consider any adjustment made by the Options Clearing Corporation or any other derivatives clearing organization on options contracts on the Fund.

Share Splits and Reverse Share Splits

If the shares of the Fund are subject to a share split or reverse share split, then once such split has become effective, the Share Adjustment Factor, which will initially be set at 1.0, or the Share Delivery Amount will be adjusted so that the new Share Adjustment Factor or Share Delivery Amount shall equal the product of:

(a)	the prior Share Adjustment Factor or Share Delivery Amount, and

(b)
the number of shares which a holder of one share of the Fund before the effective date of the share split or reverse share split would have owned or been entitled to receive immediately following the applicable effective date.

Share Dividends or Distributions

If the Fund is subject to a share dividend, i.e., an issuance of additional shares of the Fund that is given ratably to all or substantially all holders of shares of the Fund, then, once the dividend or distribution has become effective and the shares of the Fund are trading ex-dividend, the Share Adjustment Factor or the Share Delivery Amount will be adjusted so that the new Share Adjustment Factor or Share Delivery Amount shall equal the prior Share Adjustment Factor or Share Delivery Amount plus the product of:

(a)	the prior Share Adjustment Factor or Share Delivery Amount, and

(b)	the number of additional shares issued in the share dividend or distribution with respect to one share of the Fund.

Non-cash Distributions

If the Fund distributes shares of capital stock, evidences of indebtedness or other assets or property of the Fund to all or substantially all holders of shares of the Fund (other than (i) share dividends or distributions referred to under “— Share Dividends or Distributions” above and (ii) cash dividends referred to under “— Extraordinary Cash Dividends or Distributions” below), then, once the distribution has become effective and the shares of the Fund are trading ex-dividend, the Share Adjustment Factor or the Share Delivery Amount will be adjusted so that the new Share Adjustment Factor or Share Delivery Amount shall equal the product of:

(a)	the prior Share Adjustment Factor or Share Delivery Amount, and

(b)
a fraction, the numerator of which is the Current Market Price of one share of the Fund and the denominator of which is the amount by which such Current Market Price exceeds the Fair Market Value of such distribution.

The “Current Market Price” of the Fund means the arithmetic average of the Closing Prices of one share of the Fund for the ten Trading Days prior to the Trading Day immediately preceding the ex-dividend date of the distribution requiring an adjustment to the Share Adjustment Factor or the Share Delivery Amount.

“Ex-dividend date” means the first Trading Day on which transactions in the shares of the Fund trade on the Relevant Exchange without the right to receive that cash dividend or other cash distribution.

The “Fair Market Value” of any such distribution means the value of such distribution on the ex-dividend date for such distribution, as determined by the calculation agent. If such distribution consists of property traded on the ex-dividend date on a U.S. national securities exchange, the Fair Market Value will equal the closing price of such distributed property on such ex-dividend date.

Extraordinary Cash Dividends or Distributions

A dividend or other distribution consisting exclusively of cash to all or substantially all holders of shares of the Fund will be deemed to be an extraordinary cash dividend if its per share value exceeds that of the immediately preceding non-extraordinary cash dividend, if any, for the Fund by an amount equal to at least 10% of the Closing Price of the Fund on the first Trading Day immediately preceding the ex-dividend date.

If an extraordinary cash dividend occurs, the Share Adjustment Factor or the Share Delivery Amount will be adjusted so that the new Share Adjustment Factor or Share Delivery Amount shall equal the product of:

(a)	the prior Share Adjustment Factor or Share Delivery Amount, and

(b)
a fraction, the numerator of which is the Closing Price of the Fund on the Trading Day before the ex-dividend date and the denominator of which is the amount by which that Closing Price exceeds the extraordinary dividend amount.

Calculation Agent

The calculation agent for the Securities will be Deutsche Bank AG, London Branch (the “calculation agent”). As calculation agent, Deutsche Bank AG, London Branch will determine, among other things, the Closing Price, the Initial Price, the Final Price, the Fund Return,

the Conversion Price and the Payment at Maturity. In addition, the calculation agent will determine whether there has been a Market Disruption Event or a discontinuation of the Fund, whether or not any adjustments to the Share Adjustment Factor and/or the Share Delivery Amount should be made and whether there has been a material change in the method of calculating the Fund.

All determinations made by the calculation agent will be at the sole discretion of the calculation agent and will, in the absence of manifest error, be conclusive for all purposes and binding on you, the trustee and us. We may appoint a different calculation agent from time to time after the date of the relevant pricing supplement without your consent and without notifying you.

The calculation agent will provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, of the amount to be paid on the Maturity Date on or prior to 11:00 a.m. on the Business Day preceding the Maturity Date.

All calculations with respect to the Closing Price, Initial Price and Fund Return will be made by the calculation agent and will be rounded to the nearest one hundred-thousandth, with five one-millionths rounded upward (e.g., 0.876545 would be rounded to 0.87655); all U.S. dollar amounts related to determination of the payment per Face Amount of Securities, if any, at maturity will be rounded to the nearest ten-thousandth, with five one hundred-thousandths rounded upward (e.g., 0.76545 would be rounded up to 0.7655); and all U.S. dollar amounts paid on the aggregate Face Amount of Securities per holder will be rounded to the nearest cent, with one-half cent rounded upward.

Events of Default

Under the heading “Description of Debt Securities — Events of Default” in the accompanying prospectus is a description of events of default relating to the Securities.

Payment Upon an Event of Default

In case an event of default with respect to the Securities shall have occurred and be continuing, the amount declared due and payable per Face Amount of Securities upon any acceleration of the Securities will be determined by the calculation agent and will be an amount in cash equal to the amount payable or deliverable at maturity per Face Amount of Securities as described under “Indicative Terms — Payment at Maturity,” calculated as if the date of acceleration was the Final Valuation Date.

If the maturity of the Securities is accelerated because of an event of default as described above, we shall, or shall cause the calculation agent to, provide written notice to the trustee at its New York office, on which notice the trustee may conclusively rely, and to DTC of the cash amount due with respect to the Securities as promptly as possible and in no event later than two Business Days after the date of acceleration.

Modification

Under the heading “Description of Debt Securities — Modification of an Indenture” in the accompanying prospectus is a description of when the consent of each affected holder of debt securities is required to modify the indenture.

Defeasance

The provisions described in the accompanying prospectus under the heading “Description of Debt Securities — Discharge and Defeasance” are not applicable to the Securities.

Listing

The Securities will not be listed on any securities exchange.

Book-Entry Only Issuance — The Depository Trust Company

The Depository Trust Company, or DTC, will act as securities depositary for the Securities. The Securities will be issued only as fully-registered securities registered in the name of Cede & Co. (DTC’s nominee). One or more fully-registered global securities certificates, representing the total aggregate Face Amount of the Securities, will be issued and will be deposited with DTC. See the descriptions contained in the accompanying prospectus supplement under the headings “Description of Notes — Form, Legal Ownership and Denomination of Notes.”

Governing Law

The Securities will be governed by and interpreted in accordance with the laws of the State of New York.

U.S. Federal Income Tax Consequences
The following discussion constitutes the full opinion of our special tax counsel, Davis Polk & Wardwell LLP, regarding the material U.S. federal income tax consequences of ownership and disposition of the Securities.  It applies to you only if you hold your Securities as capital assets within the meaning of Section 1221 of the Internal Revenue Code (the “Code”). It does not address all aspects of U.S. federal income taxation that may be relevant to you in light of your particular circumstances, including alternative minimum tax and “Medicare contribution tax” consequences, and different consequences that may apply if you are an investor subject to special rules, such as a financial institution, a regulated investment company, a tax-exempt entity (including an “individual retirement account” or a “Roth IRA”), a dealer in securities, a trader in securities who elects to apply a mark-to-market method of tax accounting, an entity classified as a partnership for U.S. federal income tax purposes, or a person holding a Security as a part of a “straddle.”

This discussion is based on the Code, administrative pronouncements, judicial decisions and final, temporary and proposed Treasury regulations, all as of the date of this pricing supplement, changes to any of which subsequent to the date hereof may affect the tax consequences described below, possibly with retroactive effect. It does not address the application of any state, local or non-U.S. tax laws. You should consult your tax adviser concerning the application of U.S. federal income tax laws to your particular situation (including the possibility of alternative treatments of the Securities), as well as any tax consequences arising under the laws of any state, local or non-U.S. jurisdictions.

Tax Treatment of the Securities

In the opinion of our special tax counsel, which is based on current market conditions, the Securities should be treated for U.S. federal income tax purposes as prepaid financial contracts that are not debt, with the consequences described below. Our special tax counsel has advised, however, that alternative treatments are possible that could materially and adversely affect the timing and character of income or loss on your Securities. We do not plan to request a ruling from the IRS, and the IRS or a court might not agree with this treatment, in which case the timing and character of income or loss on your Securities could be materially and adversely affected. Unless otherwise stated, the following discussion is based on the treatment of the Securities as prepaid financial contracts that are not debt.

Tax Consequences to U.S. Holders

You are a “U.S. holder” if, for U.S. federal income tax purposes, you are a beneficial owner of a Security and are: (i) a citizen or resident of the United States; (ii) a corporation, or other entity taxable as a corporation, created or organized in or under the laws of the United States, any State therein or the District of Columbia; or (iii) an estate or trust the income of which is subject to U.S. federal income taxation regardless of its source.

Treatment as a Prepaid Financial Contract That Is Not Debt

You should not recognize taxable income or loss with respect to a Security prior to its taxable disposition (including at maturity). Upon a taxable disposition of a Security, you should recognize gain or loss equal to the difference between the amount you realize and the amount you paid to acquire the Security. Subject to the potential application of the “constructive ownership” regime discussed below, your gain or loss should be capital gain or loss, and should be long-term capital gain or loss if you have held the Security for more than one year. The deductibility of capital losses is subject to limitations.

You should not recognize gain or loss with respect to any Fund shares received at maturity (other than with respect to cash received in lieu of a fractional share, if any). Consistent with this position, you should have an aggregate tax basis in the Fund shares (including any fractional share for which cash is received) equal to your adjusted tax basis in the Securities and should have a holding period in that stock beginning on the day after receipt. With respect to any cash received in lieu of a fractional share of the Fund, you should recognize capital gain or loss in an amount equal to the difference between the amount of that cash and the tax basis allocable to the fractional share.

Uncertainties Regarding Treatment as a Prepaid Financial Contract That Is Not Debt

Due to the lack of direct legal authority, even if a Security is treated as a prepaid financial contract that is not debt, there remain substantial uncertainties regarding the tax consequences of owning and disposing of it. For instance, you might be required to include amounts in income during the term of the Security and/or to treat all or a portion of your gain or loss on its taxable disposition as ordinary income or loss or as short-term capital gain or loss, without regard to how long you have held it.

Even if the treatment of the Securities as prepaid financial contracts is respected, purchasing a Security could be treated (in whole or part) as entering into a “constructive ownership transaction” within the meaning of Section 1260 of the Code. In that case, all or a portion of any long-term capital gain you would otherwise recognize on a sale or exchange of the Security would be recharacterized as ordinary income to the extent such gain exceeded the “net underlying long-term capital gain.” If Section 1260 were to apply, it is possible that the net underlying long-term capital gain would equal the amount of long-term capital gain you would have recognized if on the issue date you had invested the face amount of the Security in shares of the Fund and sold those shares for their fair market value on the date of your taxable disposition of the Security. Unless otherwise established by clear and convincing evidence, the net underlying long-term capital gain is treated as zero. Any long-term capital gain recharacterized as ordinary income under Section 1260 will be treated as accruing at a constant rate over the period you held the Security, and you will be subject to a notional interest charge in respect of the deemed tax liability on the income that is treated as accruing in prior tax years. Due to the lack of direct legal authority, our special tax counsel is unable to opine as to whether or how Section 1260 applies to the Securities.

In 2007, the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses in particular on whether beneficial owners of these instruments should be required to accrue income over the term of their investment. It also asks for comments on a number of related topics, including the character of income or loss with respect to these instruments; the relevance of factors such as the nature of the underlying property to which the instruments are linked; and whether these instruments are or should be subject to the “constructive ownership” regime discussed above. While the notice requests comments on appropriate transition rules and effective dates, any Treasury regulations or other guidance promulgated after consideration of these issues could materially and adversely affect the tax consequences of your investment in a Security, possibly with retroactive effect.

Consequences if a Security Is Treated as a Debt Instrument

If a Security is treated as a debt instrument, your tax consequences will be governed by Treasury regulations relating to the taxation of contingent payment debt instruments. In that event, even if you are a cash-method taxpayer, in each year that you hold the Security you will be required to accrue into income “original issue discount” based on our “comparable yield” for a similar non-contingent debt instrument, determined as of the time of issuance of the Security, even though we will not be required to make any payment with respect to the Securities other than the Payment at Maturity. In addition, any income you recognize upon the taxable disposition of the Security will be treated as ordinary in character. If you recognize a loss above certain thresholds, you could be required to file a disclosure statement with the IRS.

Tax Consequences to Non-U.S. Holders

You generally are a “non-U.S. holder” if, for U.S. federal income tax purposes, you are a beneficial owner of a Security and are: (i) a nonresident alien individual; (ii) an entity treated as a foreign corporation; or (iii) a foreign estate or trust.

This discussion does not describe considerations applicable to a beneficial owner of a Security who is (i) an individual present in the United States for 183 days or more in the taxable year of disposition of the Security or (ii) a former citizen or resident of the United States, if certain conditions apply. If you are a potential investor to whom such considerations might be relevant, you should consult your tax adviser.

If a Security is treated for U.S. federal income tax purposes as a prepaid financial contract that is not debt, any gain you realize with respect to the Security generally should not be subject to U.S. federal withholding or income tax, unless the gain is effectively connected with your conduct of a trade or business in the United States. However, as described above under “—Tax Consequences to U.S. Holders—Uncertainties Regarding Treatment as a Prepaid Financial Contract That Is Not Debt,” in 2007 the U.S. Treasury Department and the IRS released a notice requesting comments on various issues regarding the U.S. federal income tax treatment of “prepaid forward contracts” and similar instruments. The notice focuses, among other things, on the degree, if any, to which income realized with respect to such instruments by non-U.S. persons should be subject to withholding tax. It is possible that any Treasury regulations or other guidance promulgated after consideration of these issues might require you to accrue income, subject to U.S. federal withholding tax, over the term of the Securities, possibly on a retroactive basis. We will not pay additional amounts on account of any such withholding tax.

If a Security is treated as a debt instrument, any income or gain you realize with respect to the Security generally will not be subject to U.S. federal withholding or income tax if (i) you provide a properly completed Form W-8BEN and (ii) these amounts are not effectively connected with your conduct of a trade or business in the United States.

If you are engaged in a trade or business in the United States, and income or gain from a Security is effectively connected with your conduct of that trade or business (and, if an applicable treaty so requires, is attributable to a permanent establishment in the United States), you generally will be taxed in the same manner as a U.S. holder. If this paragraph applies to you, you should consult your tax adviser with respect to other U.S. tax consequences of the ownership and disposition of the Security, including the possible imposition of a 30% branch profits tax if you are a corporation.

Information Reporting and Backup Withholding

Cash proceeds received from a disposition of a Security may be subject to information reporting, and may also be subject to backup withholding at the rate specified in the Code unless you provide certain identifying information (such as a correct taxpayer identification number, if you are a U.S. holder) and otherwise satisfy the requirements of the backup withholding rules. If you are a non-U.S. holder and you provide a properly completed Form W-8 appropriate to your circumstances, you will generally establish an exemption from backup withholding. Amounts withheld under the backup withholding rules are not additional taxes and may be refunded or credited against your U.S. federal income tax liability, provided the required information is furnished to the IRS.

Use of Proceeds; Hedging
The net proceeds we receive from the sale of the Securities will be used for general corporate purposes and, in part, by us or by one or more of our affiliates in connection with hedging our obligations under the Securities as more particularly described in “Use of Proceeds” in the accompanying prospectus. The Issue Price of the Securities for brokerage account investors includes each agent’s commissions paid with respect to the Securities which commissions, as to agents affiliated with us, may include the reimbursement of certain issuance costs and the estimated cost of hedging our obligations under the Securities. The estimated cost of hedging includes the projected profit that our affiliates expect to realize in consideration for assuming the risks inherent in hedging our obligations under the Securities. Because hedging our obligations entails risk and may be influenced by market forces beyond our or our affiliates’ control, the actual cost of such hedging may result in a profit that is more or less than expected, or could result in a loss.

On or prior to the Trade Date, we, through our affiliates or others, expect to hedge some or all of our anticipated exposure in connection with the Securities by taking positions in the Fund, the component securities held by the Fund or instruments whose value is derived from the Fund or its component securities. Although we have no reason to believe that any of these activities will have a material impact on the price of the Fund or the value of the Securities, we cannot assure you that these activities will not have such an effect.

We have no obligation to engage in any manner of hedging activity and will do so solely at our discretion and for our own account. No security holder shall have any rights or interest in our hedging activity or any positions we may take in connection with our hedging activity.

Supplemental Plan of Distribution (Conflicts of Interest)
UBS Financial Services Inc. and its affiliates, and Deutsche Bank Securities Inc., acting as agents for Deutsche Bank AG, will receive or allow as a concession or reallowance to other dealers discounts and commissions of $25.00 per $1,000 Face Amount of Securities. We have agreed that UBS Financial Services Inc. may sell all or part of the Securities that it purchases from us to its affiliates at the price to the public indicated on the cover of the pricing supplement, minus a concession not to exceed the discounts and commissions indicated on the cover for distribution of the Securities to brokerage accounts. The price to the public for all purchases of Securities in brokerage accounts is $1,000 per $1,000 Face Amount of Securities. With respect to sales to certain fee-based advisory accounts for which UBS Financial Services Inc. is an investment adviser, UBS Financial Services Inc. will act as placement agent for such sales at an Issue Price of $975.00 per $1,000 Face Amount of Securities and will not receive a sales commission. DBSI, one of the agents for this offering, is our affiliate. In accordance with Rule 5121 of the Financial Industry Regulatory Authority, Inc. (FINRA), DBSI may not make sales in this offering to any discretionary account without the prior written approval of the customer. See “Plan of Distribution (Conflicts of Interest)” in the accompanying prospectus supplement.

Validity of Securities
In the opinion of Davis Polk & Wardwell LLP, as special United States products counsel to the Issuer, when the Securities offered by this pricing supplement have been executed and issued by the Issuer and authenticated by the trustee pursuant to the senior indenture, and delivered against payment as contemplated herein, such Securities will be valid and binding obligations of the Issuer, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability (including, without limitation, concepts of good faith, fair dealing and the lack of bad faith), provided that such counsel expresses no opinion as to the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above. This opinion is given as of the date hereof and is limited to the laws of the State of New York. Insofar as this opinion involves matters governed by German law, Davis Polk & Wardwell LLP has relied, without independent investigation, on the opinion of Group Legal Services of Deutsche Bank AG, dated as of September 28, 2012, filed as an exhibit to the letter of Davis Polk & Wardwell LLP, and this opinion is subject to the same assumptions, qualifications and limitations with respect to such matters as are contained in such opinion of Group Legal Services of Deutsche Bank AG. In addition, this opinion is subject to customary assumptions about the trustee’s authorization, execution and delivery of the senior indenture and its authentication of the Securities and the validity, binding nature and enforceability of the senior indenture with respect to the trustee, all as stated in the letter of Davis Polk & Wardwell LLP dated September 28, 2012, which has been filed as an exhibit to the registration statement referred to above.